(h)(1)

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is entered into as of the 19th day of November, 2003, as amended and restated as of March 7, 2013, between ING PARTNERS, INC., a Maryland corporation (the “Company”), on behalf of each of its series listed on Schedule A, and ING FUNDS SERVICES, LLC, a Delaware corporation (the “Administrator”), with respect to the following recital of facts:

R E C I T A L

WHEREAS, the Company is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Administrator engages in the business of acting as an administrator of investment companies; and

WHEREAS, the Company has established the separate series listed on the attached Schedule A and the Company may, from time to time, offer shares representing interests in one or more additional series (each a “Series,” collectively the “Series”); and

WHEREAS, the Company, on behalf of each of its Series, and the Administrator desire to enter into an agreement to provide for administrative services for the Series on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

I.                                        APPOINTMENT AND OBLIGATIONS OF THE ADMINISTRATOR

The Administrator is hereby appointed to serve as the administrator to the Series of the Company set forth on the attached Schedule A, to provide the administrative services described herein and assume the obligations set forth in Section II, subject to the terms of this Agreement and the control of the Company’s Board of Directors (the “Board”).  The Administrator shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company or its Series.

In the event the Company establishes and designates additional series with respect to which it desires to retain the Administrator to render administrative services hereunder, it shall notify the Administrator in writing.  If the Administrator is willing to render such services, it shall notify the Company in writing, whereupon such additional series shall become a Series hereunder.

II.                                   SERVICES OF THE ADMINISTRATOR

Subject to the general supervision of the Directors of the Company, the Administrator shall provide the following administrative services with respect to the Series:

A.                                    Provide all administrative services reasonably necessary for the ordinary operation of the Company and the Series other than the investment advisory services performed by the adviser or sub-adviser to the Series, including, but not limited to, (i) coordinating all matters relating to the ordinary operation of the Series, including any necessary coordination among the Investment Manager, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent (including pricing and valuation of the Series’ portfolios), accountants, attorneys, and other parties performing services or operational functions for the Company; (ii) maintaining or supervising the maintenance by third parties selected by the Company of such books and records of the Company and the Series as may be required by applicable federal or state law; (iii) preparing or supervising the preparation by third parties selected by the Company of all federal, state, and local tax returns and reports relating to the Series required by applicable law; (iv) preparing and filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders of the Series as required by applicable law; (v) taking such other action with respect to the Company as may be required by applicable law in connection with the Series, including without limitation the rules and regulations of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies; (vi) providing the Company, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Series as contemplated in this Agreement; (vii) arranging for meetings of the Directors and, in connection therewith, providing the Board with necessary or appropriate information for its meetings; (viii) providing non-investment related statistical and research data and such other reports, evaluations and information as the Company may request from time to time; (ix) maintaining the Company’s existence, and during such time as shares of the Company are publicly offered, maintaining the registration and qualification of the Company’s shares under federal and state law; and (x) responding to inquiries from shareholders or their agents or representatives relating to the Company, concerning, among other things, exchanges among funds, or referring any such inquiries to the Company’s officers or Transfer Agent.  Nothing in this provision shall be deemed to inhibit the Company or its officers from engaging, at the expense of the Company, other persons to assist in providing administrative services to the Company and the Series including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants and others.

B.                                    Render to the Directors of the Company such periodic and special reports as the Board may reasonably request; and

C.                                    Make available its officers and employees to the Directors and officers of the Company for consultation and discussions regarding the administration of the Company and its Series and the services provided to the Company under this Agreement.

D.                                    Develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Company as an investment vehicle.

III.                              COMPANY DISCLOSURES.

A.                                    The Administrator shall be responsible for preparing the Company’s registration statements and supplements to the Company’s prospectuses and statements of additional information (“Disclosure Documents”), and for filing or arranging for the filing of such Disclosure Documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

B.                                    Notwithstanding anything in Section XIV or elsewhere in this Agreement, the Administrator shall exercise reasonable care consistent with a fiduciary duty in fulfilling its responsibilities under Section III(A) of this Agreement.

C.                                    In the event of a claim, litigation, liability, or a regulatory action or investigation (collectively, a “Disclosure Claim”) that arises out of or is based upon the disclosure in a Disclosure Document for the Company (including, but not limited to, a claim arising from an untrue statement or alleged untrue statement in a registration statement for the Company or an omission or alleged omission of a material fact required to be stated therein or necessary to make statements made in a registration statement not misleading), the Administrator shall indemnify and hold harmless the Company and each individual who, during the term of this Agreement, serves or had served as a Director of the Company who is not an “interested person” of the Company, as such term is defined in the 1940 Act (an “Independent Director”), if such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation or filing of the Company’s Disclosure Documents for the loss, costs, or damages, including amounts paid in settlement with the written consent of the Administrator, which consent shall not be unreasonably withheld, and including reasonable legal and other expenses, that arise from such Disclosure Claim.

D.                                    In addition to the indemnification provided in Section III(C) of this Agreement, the Administrator agrees to indemnify and hold harmless the Independent Directors for the costs of defense of a Disclosure Claim, including reasonable attorney’s fees, regardless of whether such Disclosure Claim arises from the Administrator’s failure or alleged failure to exercise reasonable care consistent with a fiduciary duty in the preparation of the Company’s Disclosure Documents, subject to the Administrator’s right to assume the defense of such Disclosure Claim pursuant to Section III(J) of this Agreement.

E.                                     The parties expressly acknowledge that this Section III confers rights and remedies upon the Company and each Independent Director, including the right to enforce the indemnification provided for in Sections III(C) and III(D) of this Agreement.  The obligation of the Administrator to provide indemnification to the Company and the Independent Directors, as set forth in this Section III, shall remain in effect after the termination of this Agreement.

F.                                      The indemnification of the Company provided for in Section III(C) of this Agreement shall apply only to the extent that any loss to the Company is not covered by insurance held by the Company, and shall not apply if: (i) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Director for inclusion in the Company’s Disclosure Documents; or (ii) indemnification is not allowed under applicable law.

G.                                    The indemnification of an Independent Director provided in Sections III(C) and III(D) of this Agreement shall apply only to the extent that any loss to the Independent Director is not covered by insurance held by the Company or the Independent Director, and shall not apply if: (i) losses are actually indemnified by the Company, consistent with the Company’s organizational documents; (ii) the disclosure giving rise to the Disclosure Claim was provided by or on behalf of an Independent Director for inclusion in the Company’s Disclosure Documents; (iii) losses are the result of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of an Independent Director; or  (iv) indemnification is not allowed under applicable law.

H.                                   The Administrator shall not be liable for indemnification of an Independent Director under this Section III unless the Independent Director has notified the Administrator in writing within a reasonable time after the summons or other first legal process giving information of the nature of the Disclosure Claim is served upon such Independent Director (or after such Independent Director shall have received notice of such service on any designated agent); provided, however, that notification of the Administrator is not required if the Administrator had actual knowledge about the nature of the Disclosure Claim.  In the event of a request for indemnification from an Independent Director, the Administrator shall pay advances to the fullest extent permissible under the 1940 Act and applicable state law.

I.                                        In the event of a request for indemnification from the Company or an Independent Director (“Indemnified Party”), the Administrator shall be entitled, upon notice to the Indemnified Party, to assume the defense of any Disclosure Claim against the Indemnified Party, with counsel satisfactory to the Administrator and the Indemnified Party.

IV.                               REPRESENTATIONS AND WARRANTIES

A.                                    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator hereby represents and warrants to the Fund as follows:

1.                                      Incorporation and Organization.  The Administrator is duly organized and is in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

2.                                      Best Efforts.  The Administrator at all times shall provide its best judgment and effort to the Company in carrying out its obligations hereunder.

B.                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company, on behalf of each of its Series, hereby represents and warrants to the Administrator as follows:

1.                                      Incorporation and Organization.  The Company has been duly incorporated under the laws of the State of Maryland and it is authorized to enter into this Agreement and carry out its terms.

2.                                      Registration.  The Company is registered as an investment company with the SEC under the 1940 Act and shares of the Series are registered or qualified for offer and sale to the public under the Securities Act of 1933 (the “1933 Act”) and all applicable state securities laws.  Such registrations or qualifications will be kept in effect during the term of this Agreement.

IV.                               CONTROL BY THE BOARD OF DIRECTORS

Any activities undertaken by the Administrator pursuant to this Agreement on behalf of the Company shall at all times be subject to any directives of the Board.

V.                                    COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Administrator shall at all times conform to:

A.                                    all applicable provisions of the 1940 Act;

B.                                    the provisions of the Company’s Registration Statement;

C.                                    the provisions of the Company’s Articles of Incorporation;

D.                                    the provisions of the By-Laws of the Company; and

E.                                     any other applicable provisions of state or federal law.

VI.                               DELEGATION OF RESPONSIBILITIES

All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

VII.                          EXPENSES

During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Company under this Agreement and such expenses as are assumed by a Series’ investment adviser pursuant to an Investment Management Agreement or by a Series’ sub-adviser pursuant to a Sub-Advisory Agreement.  The Company shall be responsible for such assumed expenses and for all of the other expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; interest; legal fees and expenses of attorneys; direct costs of ING Counsel and its support staff and for legal services related to registration statements, proxy materials and periodic reports to shareholders, contracts with third parties, examinations and inquiries by regulatory entities, compliance with requirements of the 1940 Act and other applicable law, and meetings of the Board of Directors; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; the expense of obtaining quotations for calculating each Company’s net asset value; taxes, if any, and the preparation of the Company’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Company under federal and state laws and regulations; salaries of personnel involved in placing orders for the execution of the Company’s portfolio transactions; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and director meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses of preparing registration statements including prospectuses and statements of additional information, shareholder reports and notices, proxy materials, and other documents filed with governmental agencies; fees and expenses of Directors of the Company; fees and expenses of counsel to the Independent Directors of the Company and any consultants or other persons engaged by or on behalf of the Independent Directors, trade association dues; insurance premiums; extraordinary expenses such as litigation expenses.  To the extent the Administrator incurs any costs or performs any services which are an obligation of the Company, as set forth herein, the Company shall promptly reimburse the Administrator for such costs and expenses.  To the extent the services for which the Company is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Company only to the extent of its costs for such services.

VIII.                     COMPENSATION

For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator, the Company, on behalf of each of its Series, shall pay to the Administrator an annual fee, payable monthly, at the following rates, based upon the average daily net assets of each of its Series as shown in the attached Schedule A.

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual administration fee applied to the daily net assets of each Series. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

IX.                              NON-EXCLUSIVITY

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator shall be free to render administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby.  It is understood and agreed that officers and directors of the Administrator may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Administrator to the extent permitted by law; and that the officers and directors of the Administrator are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or company or trust, including other investment companies.

X.                                   TERM

This Agreement shall become effective with respect to each Initial Series on the date of its execution and with respect to each Additional Series, on the later of the date Schedule A is amended to reflect such Additional Series or the date of the commencement of operations of the Additional Series.  Unless terminated as provided herein, following the expiration of its initial term with respect to a Series, this Agreement shall continue from year to year thereafter with respect to that Series so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Company, including a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Company or the Administrator.

XI.                              RENEWAL

Following the expiration of its initial term with respect to a Series, this Agreement shall continue in full force and effect for periods of one year thereafter, provided that such continuance is specifically approved at least annually by the Company’s Independent Directors, or by the vote of the holders of a “majority” as so defined in Section 2(a)(42) of the 1940 Act (“Majority”) of the outstanding voting securities of the Series and by a majority of the Independent Directors.

XII.                         TERMINATION

Notwithstanding the foregoing, this Agreement may be terminated with respect to a Series at any time, without the payment of any penalty, by vote of the Company’s directors or by vote of a Majority of the Series’ outstanding voting securities, or by the Administrator, on sixty (60) days’ written notice to the other party.  Any termination of this Agreement with respect to a Series will not require the approval of any other Series, or the approval of a Majority of the outstanding voting securities of the Company unless such approval is required by applicable law.

XIII.                    AMENDMENTS

This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Company.

XIV.                     LIABILITY OF ADMINISTRATOR AND INDEMNIFICATION

A.                                    LIABILITY

The Administrator shall be liable to the Company and shall indemnify the Company for any losses incurred by the Company, whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on the part of the Administrator or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by the Administrator of its duties under this Agreement, in connection with the services rendered by the Administrator hereunder.

B.                                    INDEMNIFICATION

In the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator or any officer, director or employee of the Administrator, to the extent permitted by applicable law, the Company hereby agrees to indemnify and hold the Administrator harmless from and against all claims, actions, suits and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases, of any security by or on behalf of the Series, or issued by the Series, in alleged violation of applicable federal, state or foreign laws, rules or regulations.

The foregoing paragraph, Section XIV (A) shall not apply to a claim for indemnification under Section III of this Agreement.

XV.                          MATERIALS FOR DISTRIBUTION TO SHAREHOLDERS

During the term of this Agreement, the Company shall furnish to the Administrator at its principal office copies of all prospectuses, proxy statements, reports to shareholders, sales literature and other material referring to the Administrator that were prepared for distribution to shareholders of the Company and to participants in employee benefit plans owning interests in the Series (prior to the public distribution of such materials).  The Company shall not use any such materials that refer to the Administrator if the Administrator reasonably objects in writing within five business days (or such other time as the parties may agree) after receipt thereof, unless prior to such use the material is modified in a manner that is satisfactory to the Administrator.  Subsequent to the termination of this Agreement, the Company will continue to furnish to the Administrator copies of such materials.  The

Company shall also furnish or otherwise make available to the Administrator other information relating to the business affairs of the Company as the Administrator reasonably requests from time to time.

XVI.                     NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Administrator and the Company is 7337 E. Doubletree Ranch Road #100, Scottsdale, Arizona.

XVII.                QUESTIONS OF INTERPRETATION

This Agreement shall be governed by the laws of the State of Maryland.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC issued pursuant to said Act.  In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule, release or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, release or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the date first written above.

ING FUNDS SERVICES, LLC		ING PARTNERS, INC. on
behalf of each of its series as listed on the attached Schedule A

By:	/s/ Todd Modic	By:	/s/ Kimberly A. Anderson
	Todd Modic		Kimberly A. Anderson
	Senior Vice President		Senior Vice President